Exhibit 99.1

p 952.392.1100 f 952.942.3361 www.virtualrad.com 5995 Opus Parkway, Suite 200 Minneapolis, MN 55343

NEWS RELEASE

Contacts

John Waelti | Investors & Media

(952) 392-1196

Virtual Radiologic Announces Appointment of New Board Member

MINNEAPOLIS, Minn., June 5, 2008 – Virtual Radiologic Corp. (NASDAQ: VRAD), a leading national provider of teleradiology services, today announced the appointment of David L. Schlotterbeck to the company’s Board of Directors.  Schlotterbeck’s appointment increases Virtual Radiologic’s Board of Directors to seven members.

Schlotterbeck is an experienced public company executive that has spent more than 20 years in the healthcare industry.  He is currently Vice Chairman of Cardinal Health, a publicly traded, $90 billion provider of pharmaceutical, clinical and medical products, and Chief Executive Officer of Cardinal Health’s Clinical and Medical Products Sector, one of the largest and fastest growing medical device businesses in the world.

Previously, Schlotterbeck served as President and Chief Executive Officer of Alaris Medical Systems, where he grew the company’s market capitalization from $15 million to $2 billion before it was acquired by Cardinal Health.  Schlotterbeck has also held senior management positions at publicly traded medical device and healthcare information technology companies, and has significant public company Board experience.

“We are pleased to have a person of Dave’s caliber and credentials join Virtual Radiologic’s Board of Directors,” said Sean Casey, Board Chairman and Chief Executive Officer of Virtual Radiologic.  “We are confident that his extensive experience in the healthcare sector and, specifically, his experience in the stewardship of high-growth healthcare companies, will be a valuable addition to the Board of Directors.”

Schlotterbeck has an engineering degree from General Motors Institute, and a post-graduate degree in engineering from Purdue University.

Heidrick & Struggles, Inc., acted as consultants to the Board of Directors.

About Virtual Radiologic

Virtual Radiologic Corporation (www.virtualrad.com) provides teleradiology solutions to radiology practices and medical centers throughout the United States.  Utilizing market-leading, proprietary workflow technology, Virtual Radiologic physicians perform preliminary and final read interpretations for emergent and non-emergent needs — day or night, 365 days a year.  Virtual Radiologic’s American Board of Radiology-certified radiologists are collectively licensed in all 50 states.  Virtual Radiologic is Joint Commission-certified and serves hundreds of clients supporting more than 830 medical facilities.